Exhibit 11


                 Exolon-ESK Company and Subsidiaries
                  Computation of Earnings Per Share
                (In Thousands, Except Per Share Data)

                                           Three Months
                                               Ended
                                             March 31,

                                           1998     1997

           Net earnings                   $1,197    $1,348
           Less Preferred Stock
           Dividends:

                Series A                     (5)       (5)

                Series B                     (5)       (5)
           Undistributed earnings         $1,187    $1,338

           Net earnings attributable
           to:

                Common Stock (50.0%)         593       669
                Class A Common Stock         594       669
                (50.0%)

                                          $1,187    $1,338

           Net earnings per share of
           Common Stock:                   $1.23     $1.39
                Basic
                Diluted                    $1.19     $1.34

           Net earnings per share of
           Class A Common Stock:
                Basic                      $1.16     $1.30

                Diluted                    $1.12     $1.26

           Weighted Average Shares
           Outstanding:
                Basic:
                                         482,000   482,000
                Common Stock
                Class A Common Stock     513,000   513,000

                Diluted:

                Common Stock             504,000   504,000
                Class A Common Stock     535,000   535,000